REALTY INCOME AND VEREIT ANNOUNCE ANTICIPATED CLOSING DATE FOR MERGER AND REALTY INCOME SETS RECORD AND DISTRIBUTION DATES FOR SPIN-OFF

SAN DIEGO and PHOENIX, October 22, 2021....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, and VEREIT, Inc. (NYSE: VER) (“VEREIT”) today announced that they anticipate closing their previously announced merger on November 1, 2021. In addition, the Registration Statement on Form 10 associated with the previously announced plan to spin-off substantially all the office assets from Realty Income and VEREIT, filed under the newly created company Orion Office REIT Inc. (NYSE: ONL) (“Orion”), is effective as of today, October 22, 2021. Realty Income has declared November 2, 2021 as the record date for the spin-off and November 12, 2021 as the distribution date for the spin-off.

The dates set forth above may be delayed subject to satisfaction or waiver of the conditions to the merger and spin-off. The spin-off will be accomplished via a pro rata dividend of one share of Orion common stock for every ten shares of Realty Income common stock outstanding as of the record date for the spin-off. For purposes of the spin-off, the outstanding Realty Income common stock on the record date will include the shares of Realty Income common stock received by VEREIT common stockholders in connection with the consummation of the merger. Realty Income stockholders will receive cash in lieu of fractional shares in the spin-off.

Realty Income and VEREIT stockholders are urged to consult their financial and tax advisors regarding the particular consequences of the merger and spin-off in their situation, including, without limitation, the specific implications of selling shares of Orion stock and the applicability and effect of any U.S. federal, state, local and foreign tax laws. Realty Income stockholders who hold common stock on the record date and decide to sell any of their Realty Income common stock before the spin-off date should consult with their stockbroker, bank, or other nominee to understand whether the shares of Realty Income common stock will be sold with or without the entitlement to Orion common stock pursuant to the spin-off.

No action is required by Realty Income or VEREIT stockholders in order to receive shares of Orion stock in the spin-off. For additional information regarding the spin-off, please consult the full Registration Statement on Form 10 and other information that may be filed by Orion with the Securities and Exchange Commission (“SEC”). For additional information about the merger, please consult the Joint Proxy Statement / Prospectus filed by Realty Income with the SEC.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company and member of the S&P 500 Dividend Aristocrats® index. We invest in people and places to deliver dependable monthly dividends that increase over time. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 6,700 real estate properties owned under long-term lease agreements with commercial clients. To date, the company has declared 616 consecutive common stock monthly dividends throughout its 52-year operating history and increased the dividend 112 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

About VEREIT

VEREIT is a full-service real estate operating company which owns and manages one of the largest portfolios of single-tenant commercial properties in the U.S.  The Company has total real estate investments of $14.5 billion including approximately 3,900 properties and 88.9 million square feet. VEREIT's business model provides equity capital to creditworthy corporations in return for long-term leases on their properties. VEREIT is a publicly traded Maryland corporation listed on the New York Stock Exchange. VEREIT uses, and until the merger closes intends to continue to use, its Investor Relations website, which can be found at www.VEREIT.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.  Additional information about VEREIT can be found through social media platforms such as Twitter and LinkedIn.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause our actual future results to differ materially from expected results. These risks include, among others, general economic conditions, domestic and foreign real estate conditions, client financial health, the availability of capital to finance planned growth, volatility and uncertainty in the credit markets and broader financial markets, changes in foreign currency exchange rates, property acquisitions and the timing of these acquisitions, the structure, timing and completion of the announced mergers between Realty Income and VEREIT, Inc. and/or the anticipated spin-off of the office properties of Realty Income and VEREIT, Inc. and any effects of the announcement, pendency or completion of the announced mergers and/or spin-off, including the anticipated benefits therefrom, charges for property impairments, the effects of the COVID-19 pandemic and the measures taken to limit its impact, the effects of pandemics or global outbreaks of contagious diseases or fear of such outbreaks, the ability of clients to adequately manage their properties and fulfill their respective lease obligations to Realty Income or VEREIT, and the outcome of any legal proceedings to which Realty Income or VEREIT are a party, as described in their respective filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of Realty Income’s or VEREIT’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. Neither Realty Income nor VEREIT undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Realty Income Investors:
Jonathan Pong, CFA, CPA
SVP, Head of Corporate Finance
(858) 284-5177

VEREIT Investors:
Bonni Rosen
Senior Vice President, Investor Relations
BRosen@VEREIT.com
(212) 590-3940

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